Exhibit 99.1

Adaptimmune Announces Appointment of Michael Garone as Interim Chief Financial Officer

PHILADELPHIA and OXFORDSHIRE, United Kingdom, October 1, 2019 -- Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, announces the appointment of Michael Garone as interim Chief Financial Officer (CFO) effective immediately.

“We are thrilled to announce that Michael Garone will be our interim CFO,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer (CEO). “We are in the process of selecting a permanent CFO and will communicate the outcome from that search in due course. In the meantime, Mike brings a depth of expertise in the industry, including direct experience in oncology and immunotherapy with complex platforms. I look forward to working with Mike in the months ahead.”

Since the early 2000s, Mike has held various CFO positions in the biotech and pharmaceutical industries. Most recently, Mike was CFO and interim CEO at Immunomedics, Inc., (Morris Plains, NJ) where he supported the development phase of an Antibody Drug Conjugate (ADC) Oncology Product (IMMU-132/sacituzumab govitecan) for the treatment of a broad range of solid tumors. While there, he supported the raise of more than $700 million in public and private equity financings and a royalty financing. Prior to that, he was CFO at Emisphere Technologies, Inc. (Roseland, NJ) from 2007 to 2016.

Mike began his career as an OTC stock trader with Drexel Burnham Lambert in the early 1980s. From there, Mike went on to work at AT&T for twenty years where he held various positions of increasing responsibility including CFO of AT&T Alascom.

The global search to select a permanent CFO is ongoing.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Adaptimmune Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 1, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez – VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. – Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

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